UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

DIGITAL LOCATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54817	20-5451302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

3700 State Street, Suite 350, Santa Barbara, CA	93105
(Address of Principal Executive Offices)	(Zip Code)

(805) 456-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on December 3, 2018, on November 30, 2018, Digital Locations, Inc., a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Plan of Merger”) with EllisLab, Inc., an Oregon corporation (“EllisLab”), Rick Ellis and EllisLab Corp., a newly formed Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”) pursuant to which EllisLab merged with and into Merger Sub (the “Merger”). Pursuant to the terms of the Plan of Merger, Mr. Ellis received thirty six thousand (36,000) shares of the Company’s newly designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), with a stated value of $100 per share, in exchange for the cancellation of all of his shares of common stock of EllisLab, which shares represented 100% of the issued and outstanding capital stock of EllisLab.

Pursuant to the Articles of Merger that were filed with the Secretary of State of the State of Nevada and with the Secretary of State of the State of Oregon on November 30, 2018, the separate legal existence of EllisLab ceased, and Merger Sub became the surviving company in the Merger and continued its corporate existence under the laws of the State of Nevada under the name “EllisLab Corp.”

In connection with the Merger, on November 30, 2018, the Company granted Derek Jones a nonstatutory stock option to purchase 100,000,000 shares of the Company’s common stock (the “Option”). Mr. Jones is the secretary of EllisLab.

Agreement for the Purchase and Sale of Capital Stock of EllisLab Corp. and EllisLab, Inc.

On September 30, 2019, the Company, entered into an agreement (the “Agreement”) with Rick Ellis to sell the capital stock of EllisLab Corp., a wholly-owned subsidiary of the Company. Pursuant to the Agreement on September 30, 2019, the Company sold to Rick Ellis all of the issued and outstanding shares of EllisLab for $10,000 (the “Cash Payment”), provided that in lieu of the Cash Payment, Rick Ellis tendered and assigned to the Company 36,000 shares of the Series C Preferred Stock owned by him, which represents all of the issued and outstanding shares of the Series C Preferred Stock. In connection with the Agreement, the Covenant Not to Compete and the Lockup of Stock Consideration described in Sections 2.1 and 2.2 of the Plan of Merger was released.

As of September 30, 2019, Mr. Ellis was serving as the Company’s Chief Executive Officer and was a member of the Company’s Board of Directors. As set forth in Item 5.02 below, as of September 30, 2019, Mr. Ellis resigned from these positions. Mr. Ellis is also the president and treasurer of EllisLab and continues to hold these positions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On September 30, 2019, Derek Jones and the Company entered into an Option Cancellation Agreement pursuant to which the Option was cancelled.

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Item 2.01. Completion of Acquisition or Disposition of Assets.

See 1.01 above.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2019, Rick Ellis resigned as the Company’s Chief Executive officer and as a member of the Company’s Board of Directors. Mr. Ellis’ decision to resign from the Company’s board of directors is not the result of any disagreement with the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Agreement for the Purchase and Sale of Capital Stock of EllisLalb Corp. by and among Digital Locations, Inc. and Rick Ellis

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIGITAL LOCATIONS, INC.

Date: October 2, 2019	By:	/s/ William E. Beifuss, Jr.
	Name:	William E. Beifuss, Jr.
	Title:	President

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